Exhibit 99.1

     Collectors Universe Reports First Quarter Fiscal 2004 Financial Results

    NEWPORT BEACH, Calif., Nov. 13 /PRNewswire-FirstCall/ -- Collectors Universe, Inc. (Nasdaq: CLCT), the leading provider of value-added grading and authentication services and products to dealers and collectors of high-end collectibles, today announced financial results for the first quarter of fiscal 2004 ended September 30, 2003. The Company reported first quarter pre-tax income of $774,000 and net income of $431,000 or $0.07 per diluted share. This compares to pre-tax income of $296,000 or $0.05 per diluted share (before the cumulative effect of an accounting change), in the first quarter of fiscal 2003. As previously reported, the Company incurred a net loss in the first quarter of fiscal 2003 of $8,677,000, or $1.38 per diluted share, as a result of a non-cash goodwill impairment charge of $8,973,000, or $1.43 per diluted share, recorded as the cumulative effect of a change in accounting principle.

    First Fiscal Quarter Operating Performance
    Net revenues for the first quarter of fiscal 2004 increased 36% to $17,187,000, from net revenues of $12,593,000 for the first quarter of fiscal 2003. Strong year-over-year revenue growth reflected (i) continued strength in the coin market which positively impacted both grading and authentication services and auction and direct collectibles sales business, and (ii) increased auction fees earned at the annual American Numismatic Association auction in Baltimore for which the Company's Bowers & Merena unit was the exclusive auctioneer in 2003.
    The revenue mix for the first quarter of fiscal 2004 was 35% for grading and authentication services and 65% for auctions and collectibles sales, as compared with 44% and 56% for the same business units, respectively, for the first quarter of fiscal 2003. The shift in mix was attributable to increased auction fees and direct collectibles sales during the first quarter of fiscal 2004 in conjunction with three auctions conducted by the Company.
    Gross profit for the three months ended September 30, 2003 increased 15% to $6,277,000 from $5,474,000 for the three months ended September 30, 2002 due to the increase in both grading and collectibles sales revenues. However, gross profit margin in the three months ended September 30, 2003 declined to 37% from 43% in the comparable prior-year period. That decline was due to a combination of factors including (i) a greater increase in the Company's auction and direct collectibles sales than in its higher margin grading and authentication services, and (ii) a decrease in the gross margin earned on the Company's auction and direct collectibles sales resulting from both the Company's decision to reduce slower moving inventories by selling them at a discount and the Company's reduction of the average rate charged for auction fees in an effort to increase consignments and thereby increase the average size of its auctions.
    Selling, general and administrative (SG&A) expenses represented 32% of net revenues for the first quarter of fiscal 2004 compared with 39% for the first quarter of fiscal 2003, primarily as a result of the increase in net revenues.
    Pre-tax income increased 51% to $774,000 for the first quarter of fiscal 2004, from $512,000 for the first quarter of fiscal 2003.

    Net income was $431,000, or $0.07 per diluted share, for the quarter ended September 30, 2003, compared with net income of $296,000, or $0.05 per diluted share, before the cumulative effect of change in accounting principle, for the first quarter of fiscal 2003. As previously reported, in the first quarter of fiscal 2003, the Company recorded a non-cash goodwill impairment charge of $8,973,000 (net of income tax benefit), recorded as the cumulative effect of a change in accounting principle, which resulted in a net loss of $8.7 million, or $1.38 per diluted share, for the quarter ended September 30, 2002.

    Financial Condition
    At September 30, 2003, cash and cash equivalents totaled $8,681,000 compared with cash and cash equivalents of $4,482,000 at June 30, 2003, primarily reflecting a reduction in collectibles inventory and collection of refundable income taxes. Net cash provided by operating activities was $4,333,000 for the three months ended September 30, 2003, compared with net cash provided by operating activities of $95,000 for the three months ended September 30, 2002.
    Inventories totaled $7,232,000 at September 30, 2003, compared with total inventories of $8,541,000 at June 30, 2003. Assets totaled $35,570,000 at September 30, 2003, compared with $32,291,000 at June 30, 2003.
    Total stockholders' equity was $26,933,000 at September 30, 2003, compared with $26,319,000 at June 30, 2003. Total working capital was $19,043,000 at September 30, 2003, compared with total working capital of $18,369,000 at June 30, 2003. The Company currently has no debt to a commercial bank or other lender.

    Commentary and Outlook
    Chief Executive Officer Michael Haynes commented, "We are relatively pleased with our first quarter performance which reflected a 10% increase in grading and authentication revenue and a 57% increase in auction and collectibles sales revenues year over year. The collectibles sales revenue increase was driven primarily by some very large auctions held during the quarter. Notably, we recognized continued strength in coin grading submissions which was attributable, in part, to our introduction of new marketing programs, along with an increase in demand for rare coins. We believe that our return to profitability for the fiscal first quarter indicates that our marketing and business strategies are beginning to generate results.
    "For the second quarter of fiscal 2004, which is seasonally our most challenging quarter, we expect auctions and collectibles sales revenue to decline as we revert to a more normal auction schedule," Haynes continued.
"As a result, we expect that grading and authentication services will grow as a percentage of our total revenues for the second quarter. We expect the quarterly contribution from the grading and authentication segment will be somewhat higher in this year's second quarter as compared with the same period last year given the expected continuing strength of the rare coin market and our marketing emphasis on the growth of this segment."

    First Quarter Highlights
    Collectors Universe conducted three major auctions during the first quarter of fiscal 2004 that derived record revenues for auction sales, contributing to the Company's improved operating performance for the period. The first auction was held in conjunction with the August 2003 National Sports Collectors Convention in Atlantic City, New Jersey, at which the Company's Superior Sports Auctions unit auctioned $1.2 million of sportscards and sports memorabilia, making that auction one of the four largest conducted by Superior Sports Auctions since its inception in 1999 and the largest since
December 2001.
    The second of the three auctions was held in conjunction with the August 2003 American Numismatic Association (ANA) annual convention held in Baltimore, Maryland, which featured the Company's Bowers & Merena unit as the exclusive coin auctioneer for that auction. The Company auctioned
$12.8 million of rare coins and currency at that auction, making it the largest conducted by Bowers and Merena since it became part of Collectors Universe in 2000. Prior to 2003, Bowers & Merena had last been selected as exclusive auctioneer for the ANA annual coin auction in 2000. Bowers & Merena was not selected as exclusive auctioneer for the 2004 ANA auction.
    In September 2003, the Company's Odyssey Auctions unit completed a sale of over $850,000 in entertainment and historical memorabilia including the sale of George Harrison's guitar used in The Beatles' recording "Let It Be." This sale was the largest sale by Odyssey Auctions in its history.
    In addition to increased auction sales revenues, the Company's PSA and PCGS business units, which are the industry leaders in the authentication and grading of sportscards and coins, generated significant aggregate revenues from on site authentication and grading of sportscards and coins at the National Sports Collectors Convention and the American Numismatic Association annual convention, respectively.
    As previously reported, on September 17, 2003, the Company sold its currency auction business, operated by its wholly owned subsidiary, Lyn Knight Currency Auctions, Inc., to Collectible Properties, Inc., a private company owned by Lyn F. Knight who, until the sale, had served as President of that subsidiary and had managed that business for Collectors Universe. In that transaction, Collectors Universe sold all of the assets of that business other than approximately $2,000,000 of collectible currencies and approximately $2,200,000 of accounts receivable which were retained, and Collectible Properties has assumed certain outstanding contractual obligations of the currency business. Collectors Universe plans to sell the collectible currencies and collect on those accounts receivable through customary channels. The purchase price for the assets sold is the Company's net book value of the assets sold and an additional amount which is based on future sales revenues of Collectible Properties. Collectors Universe did not record a gain or loss on the sale.

    Conference Call and Webcast
    Management will host a conference call and simultaneous webcast today at 2:00 p.m. Pacific/5:00 p.m. Eastern to discuss first quarter fiscal 2004 operating performance. The conference call, featuring Chief Executive Officer Michael Haynes and Chief Financial Officer Mike Lewis, will be available live via the Internet. To listen to the live Internet webcast, log on to the Company's web site at www.collectors.com , click on 'Investor Home' under the Investor Information menu, and find the webcast link under 'Conference Calls.'
    An online replay will be available for 12 months on www.collectors.com , or a phone replay will be available through November 20, 2003, by dialing 303-590-3000 or 800-405-2236 and entering the passcode 559304#.

    About Collectors Universe
    Collectors Universe, Inc. is the leading provider of products and essential services to the high-end collectibles market. The Collectors Universe brands are among the strongest and best known in their respective markets. The Company grades and authenticates collectible coins, sportscards, stamps, and autographs. The Company engages in collectibles commerce, selling coins, sportscards and sports memorabilia, and entertainment memorabilia through direct sales, auctions, catalogs, and the Internet. The Company also compiles and publishes authoritative information about collectible sports cards and sports memorabilia, United States and world coins, and entertainment memorabilia. This information is accessible to collectors and dealers at the Company's web site, www.collectors.com , and is also published in print.

    Forward-Looking Statements
    This news release contains statements regarding our expectations about our future financial performance that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Our actual results in the future may differ, possibly materially, from our current expectations as set forth in the forward looking statements contained in this release due to a number of risks and uncertainties. Those risks and uncertainties include, but are not limited to: changes in general economic conditions, including a potential further slowing of the economy and changes in conditions in the collectibles markets in which we operate, such as a possible decline in the popularity of some high-end collectibles, either of which could reduce the volume of grading submissions and, therefore, the grading fees we generate and the volume of collectible sales that we are able to make; increases in competition for and difficulties in obtaining consignments of collectibles that could reduce the size and profitability of our auctions; potential losses on owned collectible merchandise or the need to adjust these inventories to fair market value through inventory write downs; our dependence on a limited number of key management personnel the loss of any of which could adversely affect future financial performance; and seasonality and potential fluctuations in quarterly operating results and quarterly cash flows. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2003, as filed with the Securities and Exchange Commission. These forward-looking statements are made only as of the date of this news release, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

                  COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (unaudited)


                                                       Three Months Ended
                                                          September 30,
                                                       2003           2002

     Net revenues                                    $17,187        $12,593
     Cost of revenues                                 10,910          7,119
        Gross profit                                   6,277          5,474
     Selling, general and administrative expenses      5,447          4,962
     Provision for doubtful accounts                      83             59
     Amortization of goodwill and intangibles              5             19
        Total operating expenses                       5,535          5,040
     Operating income                                    742            434
     Interest income, net                                 39             79
     Other expenses                                       (7)            (1)
     Income before income taxes                          774            512
     Provision for income taxes                          343            216
     Net income before cumulative effect of
      change in accounting principle                    $431           $296
     Cumulative effect of change in accounting
      principle, net of taxes of $4,511                   --         (8,973)
        Net income (loss)                               $431        $(8,677)

     INet income (loss) per common share - basic
        Before cumulative effect of accounting change  $0.07          $0.05
        Cumulative effect of accounting change            --          (1.45)
        Net Income (loss) - basic                      $0.07         $(1.40)

     Net income (loss) per common share - diluted
        Before cumulative effect of accounting change  $0.07          $0.05
        Cumulative effect of accounting change            --         (1.43)
        Net income (loss) - diluted                    $0.07        $(1.38)

     Weighted average shares outstanding:
        Basic                                          6,172          6,193
        Diluted                                        6,288          6,288

     * All share and per share data have been adjusted for the one-for-four reverse stock split effective December 9, 2002.


                  COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                  as of September 30, 2003 and June 30, 2003
                      (in thousands, except share data)
                                 (unaudited)


                                                    September         June
                                                        30,            30,
                                                       2003           2003
     ASSETS
     Current assets:
      Cash and cash equivalents                       $8,681         $4,482
      Accounts receivable, net of allowance
       for doubtful accounts of $1,071
       (September) and 1,009 (June)                    6,907          4,652
      Auction consignment advances                     1,152          1,511
      Inventories, net                                 7,232          8,541
      Prepaid expenses and other                       1,022          1,041
      Notes receivable                                   640          1,474
      Refundable income taxes                            584          1,183
      Deferred income taxes                            1,066          1,066
        Total current assets                          27,284         23,950
      Property and equipment, net                      1,443          1,332
      Notes receivable, net of current portion           142            224
      Deferred income taxes                            6,467          6,467
      Other assets                                       234            318
                                                     $35,570        $32,291
     LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities:
      Accounts payable                                  $795           $917
      Consignors payable                               3,574            895
      Accrued liabilities                              1,802          1,583
      Accrued compensation and benefits                  850            773
      Deferred revenue                                 1,220          1,413
        Total current liabilities                      8,241          5,581

     Deferred rent                                       396            391
     Commitment and contingencies
     Stockholders' equity:
      Preferred stock, $.001 par value; 3,000 shares
       authorized; no shares issued or outstanding        --             --
      Common stock, $.001 par value; 30,000 shares
       authorized; issued 6,312 at September 30, 2003
       and 6,255 at June 30, 2003                         25             25
      Additional paid-in capital                      41,062         40,879
      Accumulated deficit                            (13,133)       (13,564)
      Treasury stock, at cost (125 shares)            (1,021)        (1,021)
        Total stockholders' equity                    26,933         26,319
                                                     $35,570        $32,291


                  COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (in thousands, except share data)
                                 (unaudited)

                                                       Three Months Ended
                                                          September 30,
                                                       2003           2002
     OPERATING ACTIVITIES:
     Net income (loss)                                  $431        $(8,677)
      Adjustments to reconcile net loss to net
      cash provided by (used in) operating activities:
        Depreciation and amortization                    192            203
        Loss on disposal of fixed assets                   7              5
        Cumulative effect of accounting change            --          8,973
        Stock-based compensation                          12             --
        Interest on note receivable from an officer       --             (8)
        Provision for doubtful accounts                   83             59
        Provision for inventory write down and reserve   (98)           (36)
      Changes in operating assets and liabilities:
        Accounts receivable                           (2,338)        (1,925)
        Auction consignment advances                     359          2,071
        Inventories                                    1,407            640
        Prepaid expenses and other assets                 19           (269)
        Refundable income taxes                          599            216
        Notes receivable                                 916            131
        Other assets                                      79             49
        Accounts payable and accrued liabilities       2,858         (1,253)
        Deferred revenue                                (193)           (84)
          Net cash provided by operating activities    4,333             95
     INVESTING ACTIVITIES:
      Capital expenditures                              (305)           (54)
      Proceeds from sale of fixed assets                  --              3
        Net cash used in investing activities           (305)           (51)
        FINANCING ACTIVITIES:
      Proceeds from employee stock purchase plan          16              8
      Proceeds from exercise of stock options            155              2
        Net cash provided by financing activities        171             10

     Net increase in cash and cash equivalents         4,199             54
     Cash and cash equivalents at beginning of period  4,482          4,947
     Cash and cash equivalents at end of period       $8,681         $5,001

     SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid                                        $-             $-
     Income taxes paid                                    $-             $-

         SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
         During the three months ended September 30, 2002, an officer of the Company transferred to the Company 130,207 shares of the Company's common stock owned by him, with a fair value of $386,000 in full satisfaction of the then outstanding balance on a note receivable due from the officer.

         In connection with the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, the Company completed the initial impairment test and concluded that certain of its goodwill was impaired, resulting in an impairment charge of $13,484,000, net of a tax benefit of $4,511,000 which was recorded in the three months ended September 30, 2002.


SOURCE  Collectors Universe, Inc.
    -0-                             11/13/2003
    /CONTACT: Michael Lewis, Chief Financial Officer of Collectors Universe, Inc., +1-949-567-1375, lewism@collectors.com ; or Kristen McNally, General Information, +1-310-407-6548, kmcnally@financialrelationsboard.com ; or Investor/Analyst Information, Brandi Piacente., +1-415-248-3430, bpiacente@financialrelationsboard.com , both of at Financial Relations Board /
    /Web site:  http://www.collectors.com /
    (CLCT)

CO:  Collectors Universe, Inc.
ST:  California
IN:  HOU REA
SU:  ERN